EX-99.11.a

Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

February 10, 2020

Board of Directors
DFA Investment Dimensions Group Inc.
6300 Bee Cave Road, Building One
Austin, Texas 78746

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the DFA Investment Dimensions Group Inc. (the “Company”), a corporation organized under Maryland law, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”). The purpose of the Registration Statement is to register shares of capital stock, with a par value of one cent ($0.01) per share (the “Shares”), to be issued by the Company on behalf of the Dimensional Retirement Income Fund (the “Acquiring Portfolio”), in connection with the acquisition of substantially all of the assets of the Dimensional 2005 Target Date Retirement Income Fund (the “Target Portfolio”), another series of the Company, by and in exchange for Shares of the Acquiring Portfolio (the “Transaction”).

Target Portfolio	Acquiring Portfolio
Dimensional 2005 Target Date Retirement Income Fund	Dimensional Retirement Income Fund

In rendering the opinion hereinafter set forth, we have examined the Company’s Articles of Incorporation (the “Articles”) and Bylaws, each as amended, restated and supplemented to date, in connection with the Transaction, the form of Plan of Reorganization for the Transaction, which was approved by the Board of Directors of the Target Portfolio and Acquiring Portfolio (the “Plan”), a Certificate of Good Standing of the Company from the Secretary of the State of Maryland dated February 10, 2020, the Registration Statement filed on November 19, 2019, resolutions adopted by the Board of Directors of the Target Portfolio and Acquiring Portfolio in connection with the Transaction, and such other legal and factual matters as we have deemed appropriate.
This opinion is based exclusively on the provisions of Maryland General Corporation Law governing the issuance of the shares of the Company, and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Maryland or other states.

We have assumed the following for purposes of this opinion:

1.  The Shares of the Acquiring Portfolio will be issued in accordance with the Articles and Bylaws, as amended, restated or supplemented to date, and the resolutions of the Board of Directors of the Company relating to the creation, authorization and issuance of the Shares.

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL
A Pennsylvania Limited Liability Partnership

Board of Directors
DFA Investment Dimensions Group Inc.
February 10, 2020

2.  The Shares will be issued against payment therefor as described in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.
On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued will be legally issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement or any post-effective amendment thereto. This opinion is solely for the use of the Company and shareholders of the Acquiring Portfolio and Target Portfolio and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:	/s/ Jana L. Cresswell
Jana L. Cresswell, a Partner